EXHIBIT 2.1

CERTIFICATE OF FORMATION

OF

HSF HOLDINGS, LLC

I, the undersigned natural person of the age of eighteen (18) years or more, acting as organizer of a limited liability company under the Texas Business Organizations Code (the “Code”), do hereby adopt the following Certificate of Formation for such limited liability company:

ARTICLE I

The name of the limited liability company is HSF Holdings, LLC (the “Company”).

ARTICLE II

The period of its duration is perpetual.

ARTICLE III

The Company is organized for the purpose of engaging in any lawful act, activity and/or business for which limited liability companies may be organized under the Code.

ARTICLE IV

The address of its principal place of business in Texas is 6801 Gaylord Parkway, Suite 100, Frisco, Texas 75034; the address of its initial registered office is 6801 Gaylord Parkway, Suite 100, Frisco, Texas 75034; and the name of its initial registered agent at such address is Michael J. Jaynes.

ARTICLE V

The Company is to be managed by a manager or managers, and the name and address of such initial manager who is to serve as a manager until the first annual meeting of the members or until his successor is duly elected is:

Name	Address

Donald L. Braun	6801 Gaylord Parkway, Suite 100
Frisco, TX 75034

The managers shall have the power to alter, amend or repeal the Company Agreement of the Company or to adopt a new Company Agreement, subject to the limitations contained in the Company Agreement.

ARTICLE VI

The managers of the Company shall have the power, on behalf of the Company, to indemnify persons for whom indemnification is permitted by Chapter 8 of the Code to the fullest extent permissible, and may purchase such liability, indemnification and/or other similar insurance as the managers from time to time shall deem necessary or appropriate, in their sole discretion.

The Company may purchase and maintain liability, indemnification and/or other similar insurance on behalf of itself, and/or for any person who is or was a governing person, manager, member, officer, employee or agent of the Company or who is or was serving at the request of the Company as a governing person, director, manager, member, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against and/or incurred by the Company or person serving in such a capacity or arising out of his/her/its status as such a person or entity, whether or not the Company would otherwise have the power to indemnify such person against that liability.

The power to indemnify and/or obtain insurance provided in this Article VI shall be cumulative of any other power of the managers of the Company and/or any rights to which such a person or entity may be entitled by law, the Certificate of Formation and/or Company Agreement of the Company, contract, other agreement, vote or otherwise.

ARTICLE VII

No manager of the Company shall be liable, personally or otherwise, in any way to the Company or its members for monetary damages caused in any way by an act or omission occurring in such manager's capacity as a manager of the Company if such act or omission is for a purpose reasonably believed by the manager to be in the interest of the Company or its members.

ARTICLE VIII

Any action required to be taken at any annual or special meeting of the members or managers of the Company, and/or any action that may be taken at any annual or special meeting of the members or manager of the Company, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by a member and manager or members and managers having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all members or managers entitled to vote on the action were present and voted. Such action shall be taken in accordance with any applicable provisions of the Code.

ARTICLE IX

The name and address of the organizer is:

Name	Address

Donald L. Braun	6801 Gaylord Parkway, Suite 100
Frisco, TX 75034

IN WITNESS WHEREOF, I have hereunto set my hand, this 14th day of January, 2013.

Organizer:

/s/ Donald L. Braun
Donald L. Braun